UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2017

Xenetic Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37937	45-2952962
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 230 Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

(781) 778-7720

(Registrant’s Telephone Number, including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective October 26, 2017, Jeffrey F. Eisenberg was appointed to the position of Chief Executive Officer of Xenetic Biosciences, Inc. (the “Company”). M. Scott Maguire no longer serves as the principal executive officer of the Company, but will continue to serve the Company during the management transition.

Mr. Eisenberg, age 51, has served as the Company’s Chief Operating Officer since December 2, 2016, and has served as a member of the Board since July 2016. Mr. Eisenberg previously worked at Noven Pharmaceuticals, Inc., a subsidiary of Hisamitsu Pharmaceutical, Inc., where he held various positions of increasing responsibility, most recently serving from 2009-2016 as Noven’s president, chief executive officer and as a member of its board of directors. Mr. Eisenberg is also a member of the board of directors of Mabvax Therapeutics, Inc., a publicly traded clinical-stage biopharmaceutical company. Mr. Eisenberg obtained his J.D. at Columbia University Law School and a B.S. in Economics from the Wharton School, University of Pennsylvania.

There are no family relationships between Mr. Eisenberg and any of our current directors or executive officers. Mr. Eisenberg has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

In connection with his appointment as Chief Executive Officer, on October 26, 2017, the Company entered into an amended and restated employment agreement with Mr. Eisenberg (the “Amended Agreement”). The Amended Agreement is for an initial term of one year, and automatically renews for successive one year periods unless terminated earlier in accordance with the terms of the Amended Agreement. Mr. Eisenberg’s annual salary under the Amended Agreement is $300,000, and is subject to annual review and upward adjustment only by the Compensation Committee of the Board. Mr. Eisenberg is also eligible to receive a bonus equal to 50% of his annual salary based on the attainment of certain individual and/or Company goals established by the Board or a committee thereto.

Pursuant to the Amended Agreement, Mr. Eisenberg was granted restricted stock units in respect of 50,000 shares of our common stock on October 26, 2017. Additionally, Mr. Eisenberg was granted a stock option to purchase 250,000 shares of our common stock at an exercise price of $2.11 per share (the “2017 Eisenberg Option”), which is subject to stockholder approval of the Company’s Amended and Restated Xenetic Biosciences, Inc. Equity Incentive Plan (the “Restated Plan”). Pursuant to the terms of the 2017 Eisenberg Option, in no event may Mr. Eisenberg exercise the 2017 Eisenberg Option prior to stockholder approval of the Restated Plan, and, in the event that the Restated Plan is not approved by the stockholders on or prior to October 11, 2018, the 2017 Eisenberg Option will be cancelled and will be of no further force and effect. 50% of the 2017 Eisenberg Option shall vest in three equal yearly installments beginning on October 26, 2018, a portion of the 2017 Eisenberg Option to purchase 100,000 shares shall vest upon the achievement of key clinical milestones for XBIO-101 as further described in the option award agreement, and a portion of the 2017 Eisenberg Option to purchase 25,000 shares shall vest upon the achievement of key development milestones related to PSA as further described in the option award agreement, provided Mr. Eisenberg remains employed with the Company on the applicable vesting date.

Under the Amended Agreement, if Mr. Eisenberg’s employment is terminated by the Company without “Cause” (as defined in the Amended Agreement) or if he resigns for “Good Reason” (as defined in the Amended Agreement), he will be entitled to receive (i) within thirty days following the date of termination, an amount equal to one times his then current base salary, (ii) a pro-rated annual bonus and (iii) payment of premiums for continued health benefits under COBRA for up to twelve months.

The foregoing description of the material terms of the Amended Agreement is qualified in its entirety by reference to the full text of the Amended Agreement, a copy of which, as approved by the Board, will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

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Item 8.01	Other Events.

On October 31, 2017, the Company issued a press release announcing the appointment of Jeffrey F. Eisenberg as the new Chief Executive Officer of the Company. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

99.1	Press release issued by Xenetic Biosciences, Inc. on October 31, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENETIC BIOSCIENCES, INC.

By: /s/ James Parslow
Date: November 1, 2017	Name: James Parslow
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Xenetic Biosciences, Inc. on October 31, 2017.

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